Exhibit 10.35

PROMISSORY NOTE

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

Reference is made to that certain Payroll Support Program 3 Agreement (“PSP3 Agreement”) dated as of the date hereof by and among Republic Airways Inc., an Indiana Corporation (“Issuer”), having an office at 8909 Purdue Road, Suite 300, Indianapolis, IN 46266 and the United States Department of the Treasury (“Treasury”), having an office at 1500 Pennsylvania Avenue, NW, Washington, D.C. 20220, entered into by Issuer and Treasury pursuant to the American Rescue Plan Act of 2021 (March 11, 2021) (“PSP3 Extension Law”).

WHEREAS, Issuer has requested that Treasury provide financial assistance to the Issuer and certain of its Affiliates (as defined below) that are Recipients (as defined in the PSP3 Agreement) that shall be used for the continuation of payment of employee wages, salaries, and benefits as is permissible under Section 7301(b)(1) of the PSP3 Extension Law.

WHEREAS, as appropriate compensation to the Federal Government of the United States of America for the provision of financial assistance under the PSP3 Agreement, Issuer has agreed to issue this Promissory Note (“Note”) to Treasury on the terms and conditions set forth herein.

FOR VALUE RECEIVED, Issuer unconditionally promises to pay to the Holder (as defined below) the principal sum of ZERO DOLLARS ($0), subject to increases and/or decreases made pursuant to Section 2.1, as permissible under the PSP3 Agreement, or Section 2.3, in each case as noted by the Holder in Schedule I (the “Principal Amount”), outstanding hereunder, together with all accrued interest thereon on the Maturity Date (as defined below) as provided in this Note. Notations made by the Holder in Schedule I shall be final and conclusive absent manifest error; provided, however, that any failure by the Holder to make such notations or any error by omission by the Holder in this regard shall not affect the obligation of the Issuer to pay the full amount of the principal of and interest on the Note or any other amount owing hereunder.

1 DEFINITIONS

1.1 Defined Terms. As used in this Note, capitalized terms have the meanings specified in Annex A.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Annexes and Schedules shall be construed to refer to Sections of, and Annexes and Schedules to, this Note, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms. All accounting terms not otherwise defined herein shall be construed in conformity with GAAP, as in effect from time to time.

2 NOTE

2.1 Principal Amount. Upon any disbursement to the Issuer under the PSP3 Agreement after the Closing Date, the Principal Amount of this Note shall be increased in an amount equal to 30 % of any such disbursement; provided, however, that no increases in the Principal Amount of this Note shall occur pursuant to this Section until the aggregate principal amount of any disbursements to the Issuer under the PSP3 Agreement is greater than $100,000,000.

2.2 Maturity Date. The aggregate unpaid principal amount of the Note, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in Section 5.1.

2.3 Prepayments.

(a) Optional Prepayments. The Issuer may, upon written notice to the Holder, at any time and from time to time prepay the Note in whole or in part without premium or penalty in a minimum aggregate principal amount equal to the lesser of $5,000,000 and the Principal Amount outstanding.

(b) Mandatory Prepayments. If a Change of Control occurs, within thirty (30) days following the occurrence of such Change of Control, the Issuer shall prepay the aggregate principal amount outstanding under the Note and any accrued interest or other amounts owing under the Note. The Issuer will not, and will not permit any Subsidiary to, enter into any Contractual Obligation (other than this Note) that, directly or indirectly, restricts the ability of the Issuer or any Subsidiary to make such prepayment hereunder.

2.4 Interest.

(a) Interest Rate. Subject to paragraph (b) of this Section, the Note shall bear interest on the Principal Amount outstanding from time to time at a rate per annum equal to 1.00% until the fifth anniversary of the Closing Date, and the Applicable SOFR Rate plus 2.00% thereafter until the Maturity Date. All interest hereunder shall be computed on the basis of the actual number of days in each interest period and a year of 365 or 366 days, as applicable, until the fifth anniversary of the Closing Date and computed in a manner determined by the Holder thereafter, based on prevailing customary market conventions for the use of the Applicable SOFR Rate in floating-rate debt instruments at the time of the announcement of the Applicable SOFR Rate. Each interest period will be from, and including, the Closing Date, or from and including the most recent interest payment date to which interest has been paid or provided for, to, but excluding the next interest payment date.

(b) Default Interest. If any amount payable by the Issuer or any Guarantor under this Note (including principal of the Note, interest, fees or other amount) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. While any Event of Default exists, the Issuer or any Guarantor shall pay interest on the principal amount of the Note outstanding hereunder at a rate per annum equal to the applicable Default Rate.

(c) Payment Dates. Accrued interest on the Note shall be payable in arrears on the last Business Day of March and September of each year, beginning with September 30, 2021 , and on the Maturity Date and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of the Note, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) SOFR Fallback. If, at any time, the Holder or its designee determines that a Benchmark Transition Event has occurred with respect to the Applicable SOFR Rate or SOFR, or any successor rate, the Holder or its designee will designate a Benchmark Replacement and, as applicable, make Benchmark Conforming Changes in a manner consistent with the methodology set forth in the ARRC Fallback Provisions. Any determination, decision or election that may be made by the Holder or its designee pursuant to this Section 2.4(d), and any decision to take or refrain from taking any action or making any determination, decision or election arising out of or relating to this Section 2.4(d), shall be conclusive and binding absent manifest error, may be made by the Holder or its designee in its sole discretion, and, notwithstanding anything to the contrary in this Note, shall become effective without the consent of the Issuer, any Guarantor or any other party. Any terms used in this Section 2.4(d) but not defined in this Note shall be construed in a manner consistent with the ARRC Fallback Provisions.

2.5 Payments Generally.

(a) Payments by Issuer. All payments to be made by the Issuer hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, (i) for so long as Treasury is the Holder of this Note, each payment under this Note shall be paid in immediately available funds by electronic funds transfer to the account of the United States Treasury maintained at the Federal Reserve Bank of New York specified by Treasury in a written notice to the Issuer, or to such other account as may be specified from time to time by Treasury in a written notice to the Issuer, or (ii) in the event that Treasury is not the Holder of this Note, then each payment under this Note shall be made in immediately available funds by electronic funds transfer to such account as shall be specified by the Holder in a written notice to the Issuer, in each case not later than 12:00 noon (Washington, D.C. time) on the date specified herein. All amounts received by the Holder after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. If any payment to be made by the Issuer shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Holder to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, and (ii) second, to pay principal then due hereunder.

3 REPRESENTATIONS AND WARRANTIES

The Issuer and each Guarantor represents and warrants to the Holder on the Closing Date and is deemed to represent and warrant to the Holder on any date on which the amount of the Note is increased pursuant to the terms hereof and in accordance with the PSP3 Agreement that:

3.1 Existence, Qualification and Power. The Issuer, each Guarantor and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Note, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (a) (other than with respect to the Issuer and each Guarantor), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization; No Contravention. The execution, delivery and performance by the Issuer and each Guarantor of the Note have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which the Issuer or any Guarantor is a party or affecting the Issuer or any Guarantor or the material properties of the Issuer, any Guarantor or any Subsidiary or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Issuer, the Guarantor or any Subsidiary or its property is subject or (c) violate any Law, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.

3.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Issuer or any Guarantor of this Note, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.

3.4 Execution and Delivery; Binding Effect. This Note has been duly executed and delivered by the Issuer and each Guarantor. This Note constitutes a legal, valid and binding obligation of the Issuer and each Guarantor, enforceable against the Issuer and each Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

4 COVENANTS

Until all Obligations shall have been paid in full or until any later date as provided for in this Note, the Issuer covenants and agrees with the Holder that:

4.1 Notices. The Issuer will promptly notify the Holder of the occurrence of any Default.

4.2 Guarantors. The Guarantors listed on the signature page to this Note hereby Guarantee the Guaranteed Obligations as set forth in Annex B. If any Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date or if any Subsidiary ceases to be an Excluded Subsidiary, then the Issuer will cause such Subsidiary to become a Guarantor of this Note within 30 days of such Subsidiary being formed or acquired or of such Subsidiary ceasing to be an Excluded Subsidiary pursuant to customary documentation reasonably acceptable to the Holder and on the terms and conditions set forth in Annex B.

4.3 Pari Passu Ranking. The Obligations of the Issuer and any Guaranteed Obligations of any Guarantor under this Note shall be unsecured obligations of the Issuer and any Guarantor ranking pari passu with all existing and future senior unsecured Indebtedness of the Issuer or any Guarantor that is not subordinated in right of payment to the holder or lender of such Indebtedness.

5 EVENTS OF DEFAULT

5.1 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Issuer shall fail to pay any principal of the Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Issuer shall fail to pay any interest on the Note, or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Note, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Issuer or any Guarantor, including those made prior to the Closing Date, in or in connection with this Note or any amendment or modification hereof, or any waiver hereunder, or in the PSP3 Agreement, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Note, the PSP3 Agreement or the PSP3 Application or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Note already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(d) the Issuer shall fail to observe or perform any covenant, condition or agreement contained in Section 4.1;

(e) the Issuer or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Note (other than those specified in clause (a), (b) or (d) of this Section) and such failure shall continue unremedied for a period of 30 or more days after notice thereof by the Holder to the Issuer;

(f) (i) the Issuer or any Guarantor shall default in the performance of any obligation relating to any Indebtedness (other than Indebtedness under the Note) having an aggregate principal amount equal to or greater than $5,000,000 (“Material Indebtedness”) and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (ii) the Issuer or any Guarantor shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of the Issuer or any Guarantor, any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date or the applicable grace period thereunder, in an aggregate principal amount at any single time unpaid exceeding $5,000,000;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Issuer, any Guarantor or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Issuer, any Guarantor or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer, any Guarantor or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(i) the Issuer, any Guarantor or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) there is entered against the Issuer, any Guarantor or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding an amount equal to or greater than $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(k) any material provision of the Note, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Issuer, any Guarantor or any other Person contests in writing the validity or enforceability of any provision of the Note; or the Issuer or any Guarantor denies in writing that it has any or further liability or obligation under the Note, or purports in writing to revoke, terminate or rescind the Note;

then, and in every such event (other than an event with respect to the Issuer or any Guarantor described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Holder may, by notice to the Issuer, take any or all of the following actions, at the same or different times:

(i) declare any amounts then outstanding under the Note to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Note so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Issuer accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer and any Guarantor; and

(ii) exercise on all rights and remedies available to it under the Note and Applicable Law;

provided that, in case of any event with respect to the Issuer or any Guarantor described in clause (g) or (h) of this Section, the principal of the Note then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer and any Guarantor.

6 MISCELLANEOUS

6.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as follows:

(i) if to the Issuer or any Guarantor, to 8909 Purdue Road, Suite 300, Indianapolis, IN 46266, Attention of Chad Pulley (Telephone No. 317-471-2335; Email: chad.pulley@rjet.com);

(ii) if to the Holder, to the Department of the Treasury at 1500 Pennsylvania Avenue, NW, Washington, D.C. 20220, Attention of Assistant General Counsel (Banking and Finance) (Telephone No. 202-622-0283; Email: eric.froman@treasury.gov); and

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Holder hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Holder. The Holder, the Issuer or any Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Holder otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

6.2 Waivers; Amendments.

(a) No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Holder in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Holder hereunder and under the Note are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

(b) Amendments, Etc. Except as otherwise expressly set forth in this Note, no amendment or waiver of any provision of this Note, and no consent to any departure by the Issuer therefrom, shall be effective unless in writing executed by the Issuer and the Holder, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

6.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Issuer shall pay (i) all reasonable out-of-pocket expenses incurred by the Holder (including the reasonable fees, charges and disbursements of any counsel for the Holder) in connection with the preparation, negotiation, execution, delivery and administration of this Note and the PSP3 Agreement, any other agreements or documents executed in connection herewith or therewith, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Holder (including the fees, charges and disbursements of any counsel for the Holder), in connection with the enforcement or protection of its rights in connection with this Note and the PSP3 Agreement, any other agreements or documents executed in connection herewith or therewith, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including all such out-of-pocket expenses incurred during any workout, restructuring, negotiations or enforcement in respect of such Note, PSP3 Agreement and other agreements or documents executed in connection herewith or therewith.

(b) Indemnification by the Issuer. The Issuer shall indemnify the Holder and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, penalties, fines, settlements, judgments, disbursements and related costs and expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Issuer) arising out of, in connection with, or as a result of (i) the execution or delivery of this Note or any agreement or instrument contemplated hereby, the performance by the Issuer or any Guarantor of its obligations hereunder or the consummation of the transactions contemplated hereby, (ii) the Note or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any Guarantor, and regardless of whether any Indemnitee is a party thereto.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Issuer and any Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note or any agreement or instrument contemplated hereby, the transactions contemplated hereby, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Note or the transactions contemplated hereby.

(d) Payments. All amounts due under this Section shall be payable not later than five (5) days after demand therefor.

(e) Survival. Each party’s obligations under this Section shall survive the termination of the Note and payment of the obligations hereunder.

6.4 Successors and Assigns. Neither the Issuer nor any Guarantor may assign or transfer this Note or any of its rights or obligations hereunder and any purported assignment or transfer in violation of this Note shall be void. Holder may assign or participate a portion or all of its rights under this Note at any time in compliance with all Applicable Laws. This Note shall inure to the benefit of and be binding upon Issuer, any Guarantor and Holder and their permitted successors and assigns. Any Holder that assigns, or sells participations in, any portion of the Note will take such actions as are necessary for the Note and such portion to be in “registered form” (within the meaning of Treasury Regulations Section 5f.103-1).

6.5 Counterparts; Integration; Effectiveness

. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between Issuer, any Guarantor and the Holder with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Notwithstanding anything herein to the contrary, delivery of an executed counterpart of a signature page of this Note by electronic means shall be effective as delivery of a manually executed counterpart of this Note.

6.6 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

6.7 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Holder is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Holder, to or for the credit or the account of the Issuer against any and all of the due and unpaid Obligations of the Issuer now or hereafter existing under this Note to the Holder, irrespective of whether or not the Holder shall have made any demand under this Note. The rights of the Holder under this Section are in addition to other rights and remedies (including other rights of setoff) that the Holder may have. The Holder agrees to notify the Issuer promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

6.8 Governing Law; Jurisdiction; Etc. This Note will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the Issuer, any Guarantor and the Holder agrees (a) to submit to the exclusive jurisdiction and venue of the United States District Court for the District of Columbia for any civil action, suit or proceeding arising out of or relating to this Note or the transactions contemplated hereby, and (b) that notice may be served upon the Issuer, any Guarantor or the Holder at the applicable address in Section 6.1 hereof (or upon any Holder that is not Treasury at an address provided by such Holder to Issuer in writing). To the extent permitted by Applicable Law, each of the Issuer, any Guarantor and the Holder hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to the Note or the transactions contemplated hereby.

6.9 Headings. Section headings used herein are for convenience of reference only, are not part of this Note and shall not affect the construction of, or be taken into consideration in interpreting, this Note.

IN WITNESS WHEREOF, the Issuer and each Guarantor have executed this Note as of the day and year written below.

REPUBLIC AIRWAYS INC., as Issuer

By	/s/ Bryan Bedford
Name:	Bryan Bedford
Title:	President and Chief Executive Officer
Date:	June 10, 2021

REPUBLIC AIRWAYS HOLDINGS INC., as Guarantor

By	/s/ Bryan Bedford
Name:	Bryan Bedford
Title:	President and Chief Executive Officer
Date:	June 10, 2021

ANNEX A

DEFINITIONS

“Affiliate” means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, the Issuer.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable SOFR Rate” means a rate of interest based on SOFR that shall be determined by the Holder and publicly announced by the Holder on or prior to the fifth anniversary of the Closing Date and shall, to the extent reasonably practicable, be based on customary market conventions as in effect at the time of such announcement. In no event will the Applicable SOFR Rate be less than 0.00% per annum.

“ARRC Fallback Provisions” means the Fallback Language for New Issuances of LIBOR Floating Rate Notes set forth in the ARRC Recommendations Regarding More Robust Fallback Language for New Issuances of LIBOR Floating Rate Notes, dated April 25, 2019.

“ASU” means the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board issued on February 25, 2016.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Business Day” means any on which Treasury and the Federal Reserve Bank of New York are both open for business.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance of the ASU shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Note (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations for other purposes.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Closing Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided, further, that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance of the ASU shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Note (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations for other purposes.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, or if the Issuer is a Subsidiary of any Guarantor, such Guarantor (the “Parent Guarantor”) and its Subsidiaries, taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); or (b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer or Parent Guarantor, as applicable, (measured by voting power rather than number of shares), other than (i) any such transaction where the Voting Stock of the Issuer or Parent Guarantor, as applicable,

Annex A-1

(measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for at least a majority of the outstanding shares of the Voting Stock of such Beneficial Owner (measured by voting power rather than number of shares), or (ii) any merger or consolidation of the Issuer or Parent Guarantor, as applicable, with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares).

“Closing Date” means the date set forth on the Issuer’s and each Guarantor’s signature page to this Note.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to the interest rate on the Note plus 2.00% per annum.

“Disqualified Equity Interest” means any equity interest that, by its terms (or the terms of any security or other equity interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for equity interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of Control or asset sale event shall be subject to the prior repayment in full of the Note and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Maturity Date; provided that if such equity interests are issued pursuant to a plan for the benefit of employees of the Issuer or any Subsidiary or by any such plan to such employees, such equity interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Event of Default” has the meaning specified in Section 5.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means any Subsidiary of the Issuer that is not an obligor in respect of any Material Indebtedness that is unsecured of the Issuer or any of its Subsidiaries, unless such Subsidiary is required to be an obligor under any agreement, instrument or other document relating to any Material Indebtedness that is unsecured of the Issuer or any of its Subsidiaries.

“GAAP” means United States generally accepted accounting principles as in effect as of the date of determination thereof. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

Annex A-2

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Annex B.

“Guarantor” means each Guarantor listed on the signature page to this Note and any other Person that Guarantees this Note.

“Holder” means the United States Department of the Treasury or its designees or any other Person that shall have rights pursuant to an assignment hereunder.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (c) net obligations of such Person under any swap contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) attributable indebtedness in respect of any Capitalized Lease Obligation and any synthetic lease obligation of any Person; (g) all obligations of such Person in respect of Disqualified Equity Interests; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any swap contract on any date shall be deemed to be the swap termination value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

Annex A-3

“Indemnitee” has the meaning specified in Section 6.3(b).

“Issuer” has the meaning specified in the preamble to this Note.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Issuer and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Issuer or any Guarantor to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against the Issuer or any Guarantors of the Note or (iii) the rights, remedies and benefits available to, or conferred upon, the Holder under the Note.

“Material Indebtedness” has the meaning specified in Section 5.1(f).

“Maturity Date” means the date that is ten years after the Closing Date (except that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day).

“Note” has the meaning specified in the preamble to this Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Issuer arising under or otherwise with respect to the Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Issuer or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Issuer under the Note and (b) the obligation of the Issuer to reimburse any amount in respect of any of the foregoing that the Holder, in each case in its sole discretion, may elect to pay or advance on behalf of the Issuer.

“Obligee Guarantor” has the meaning specified in Annex B.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which the Issuer and its Subsidiaries are engaged on the date of this Note.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Principal Amount” has the meaning specified in the preamble to this Note.

“PSP3 Extension Law” has the meaning specified in the preamble to this Note.

“PSP3 Agreement” has the meaning specified in the preamble to this Note.

Annex A-4

“PSP3 Application” means the application form and any related materials submitted by the Issuer to Treasury in connection with an application for financial assistance under Section 7301 of the PSP3 Extension Law.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the agents, advisors and representatives of such Person and of such Person’s Affiliates.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s (or such successor’s) website.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is Controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Treasury” has the meaning specified in the preamble to this Note.

“United States” and “U.S.” mean the United States of America.

“Voting Stock” of any specified Person as of any date means the equity interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

Annex A-5

ANNEX B

GUARANTEE

1. Guarantee of the Obligations. Each Guarantor jointly and severally hereby irrevocably and unconditionally guarantees to the Holder, the due and punctual payment in full of all Obligations (or such lesser amount as agreed by the Holder in its sole discretion) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

2. Payment by a Guarantor. Each Guarantor hereby jointly and severally agrees, in furtherance of the foregoing and not in limitation of any other right which the Holder may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), such Guarantor will upon demand pay, or cause to be paid, in cash, to the Holder an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Issuer’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Issuer for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Holder as aforesaid.

3. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guarantee is a guarantee of payment when due and not of collectability;

(b) the Holder may enforce this Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Issuer and the Holder with respect to the existence of such Event of Default;

(c) a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Issuer or any other Guarantors and whether or not Issuer or such Guarantors are joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any other Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid;

(e) the Holder, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or subordinate the payment of the same to the payment of any other obligations; (iii) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guarantees of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; and (iv) enforce its rights and remedies even though such action may operate to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Issuer or any security for the Guaranteed Obligations; and

(f) this Guarantee and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following: (i) any failure, delay or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by

Annex B-1

operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations, or with respect to any security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions hereof; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the Holder’s consent to the change, reorganization or termination of the corporate structure or existence of the Issuer or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (v) any defenses, set-offs or counterclaims which the Issuer or any Guarantor may allege or assert against the Holder in respect of the Guaranteed Obligations, including failure of consideration, lack of authority, validity or enforceability, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vi) any other event or circumstance that might in any manner vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

4. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Holder: (a) any right to require the Holder, as a condition of payment or performance by such Guarantor, to (i) proceed against Issuer, any Guarantor or any other Person; (ii) proceed against or exhaust any security in favor of the Holder; or (iii) pursue any other remedy in the power of the Holder whatsoever or (b) presentment to, demand for payment from and protest to the Issuer or any Guarantor or notice of acceptance; and (c) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

5. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Issuer or any other Guarantor or any of its assets in connection with this Guarantee or the performance by such Guarantor of its obligations hereunder, including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Issuer with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that the Holder now has or may hereafter have against the Issuer, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Holder. In addition, until the Guaranteed Obligations shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and paid in full, such amount shall be held in trust for the Holder and shall forthwith be paid over to the Holder to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

6. Subordination. Any Indebtedness of the Issuer or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Holder and shall forthwith be paid over to the Holder to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7. Continuing Guarantee. This Guarantee is a continuing guarantee and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guarantee as to future transactions giving rise to any Guaranteed Obligations.

8. Financial Condition of the Issuer. The Note may be issued to the Issuer without notice to or authorization from any Guarantor regardless of the financial or other condition of the Issuer at the time of such grant. Each Guarantor has adequate means to obtain information from the Issuer on a continuing basis concerning the financial condition of the Issuer and its ability to perform its obligations under the Note, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Issuer and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.

9. Reinstatement. In the event that all or any portion of the Guaranteed Obligations are paid by the Issuer or any Guarantor, the obligations of any other Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Holder as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Annex B-2

10. Discharge of Guarantee Upon Sale of the Guarantor. If, in compliance with the terms and provisions of the Note, all of the capital stock of any Guarantor that is a Subsidiary of the Issuer or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) to any Person (other than to the Issuer or to any other Guarantor), the Guarantee of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any beneficiary or any other Person effective as of the time of such asset sale.

Annex B-3

SCHEDULE I

Date	Current Outstanding Principal Amount	Increase or Decrease in Outstanding Principal Amount	Resulting Outstanding Principal Amount	Notation Made By

Schedule I